Exhibit 99.1

For: Calgon Carbon Corporation, Pittsburgh, PA; Norit Americas Inc., Marshall, TX

NEWS RELEASE

U.S. Activated Carbon Industry Files Antidumping Case Against China

(Washington, D.C.) (January 26, 2006) – Two U.S. producers of activated carbon today filed antidumping duty petitions charging that dumped imports of activated carbon from People’s Republic of China (PRC) are causing them material injury. The petition alleges antidumping margins of 153% to 645%.

Today’s filing asserts that the unfairly priced imports have injured the domestic activated carbon industry and petitions the U.S. government to assess antidumping duties on imports of the product from the PRC. Antidumping duties are intended to offset the amount by which a product is sold at less than fair value in the United States (i.e., the amount by which the product is sold below production cost or at a price that is below its home market or a comparable third country price).

Dumped imports of activated carbon from China constitute a large and increasing share of the U.S. market. According to the petition, “The growth in the volume of unfair imports from the PRC has been achieved through aggressive pricing and underselling of the domestic industry in the marketplace.”

The petition notes that imports of activated carbon from the PRC surged from 61.6 million pounds in 2002 to 84.1 million pounds in 2004, or by 36.5 percent. The first three quarters of 2005 saw an increase of 5.8 percent, to 64.3 million pounds, compared to the comparable 2004 period. PRC imports represented between 53 and 59 percent of all imports between 2002 and 2004, making it by far the largest source of imported activated carbon. The import volume from China was nearly four times the volume of the next largest import source in 2005. The petition concludes that “the PRC producers have demonstrated their ability to rapidly increase exports to the United States of extremely low-priced activated carbon that undersells domestic producers by substantial margins.”

Said lead counsel to the petitioners David A. Hartquist, “The continued low-priced, high volume assault on the U.S. market by Chinese activated carbon is destroying the profitability of the domestic industry, despite its best efforts to reduce costs and maintain pricing and profits.”

The filing of the petitions starts the process by which the United States Department of Commerce will determine whether dumping exists and the United States International Trade Commission (USITC) will determine if the U.S. activated carbon industry has been materially injured or threatened with material injury as a result. The USITC must reach its preliminary determination of material injury or threat of material injury within 45 days; the Commerce Department is required to announce preliminary antidumping duties in 160 days. Once the

Commerce Department makes its preliminary determination, U.S. Customs and Border Protection will begin to require importers to pay a cash deposit or post a bond equal to the estimated dumping margin. The entire investigative process takes approximately one year. Final determinations of injury and dumping will occur in early 2007.

Activated carbon is defined as a black carbon material obtained by “activating” various materials containing high levels of carbon (including but not limited to coal, wood and coconut shells) by heating them and/or treating them with chemicals which create a vast internal pore structure in the carbon material. The pores trap contaminants in liquids or gases, a process called adsorption. Typical uses of activated carbon include removing objectionable tastes and odors from drinking water; reducing organic compounds in waste water; removing color and impurities from foods, pharmaceuticals, wine, liquor, fruit juices and chemicals; removing color from raw sugar in the refining stage; removing mercury and dioxins from flue gas emissions; capturing gasoline vapor and recovering solvents.

The petitioners are Calgon Carbon Corporation, Pittsburgh, PA, and Norit Americas Inc., Marshall, TX.

David A. Hartquist is Chairman of the International Trade and Customs section of the Washington, D.C. law firm, Collier Shannon Scott, PLLC, where he practices international trade law.